Exhibit 10.4
Amendment to the
Huntington Bancshares Incorporated
Executive Agreement
Background
A.	Huntington Bancshares Incorporated (the “Company”) has entered into Executive Agreements with varying terms with certain of its executives in order to retain the availability, advice, and counsel of the executives and to help secure the continued services of the executives notwithstanding any change in control of the Company.
B.	Section 19 of each of the Executive Agreements allows the Company, without the consent of the executive, to amend the Executive Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, so as to avoid any penalty or excise tax from being levied on the executive.
C.	The Company previously has amended the Executive Agreements to bring the Executive Agreements into compliance with final regulations issued by the United States Treasury Department under Code Section 409A regarding the timing of payments of severance amounts and other deferred compensation.
D.	The Company now desires to further amend the Executive Agreements to clarify that certain other operational provisions of the Executive Agreements will be administered in accordance with Code Section 409A.
Amendment
1.	Section 4(h) of each of the Executive Agreements, which was added pursuant to the first amendment approved by the Board of Directors on October 15, 2008 is deleted in its entirety.
2.	Each of the Executive Agreements is hereby amended, effective as of October 21, 2009, by adding the following new Section 24:
24.	Internal Revenue Section 409A of the Code.
(a) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code, and payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable, so as not to subject the Executive to the payment of taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Section 409A of the Code would result in the Executive being subject to payment of additional income taxes or interest under Section 409A of the Code, the parties agree, to the extent possible, to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.
(b) In-Kind Benefits and Reimbursements; Outplacement Benefits. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements, (B) in-kind benefits and (C) continued medical or welfare benefits that that are not non-taxable medical benefits, “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Outplacement benefits, if any, shall end not later than the last day of the second calendar year that begins after the date of termination of the Executive’s employment.
(c) Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if, as of the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then, except to the extent that this Agreement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the following shall apply:
(1)	No payments shall be made and no benefits shall be provided to the Executive during the period beginning on the date of the Executive’s Separation from Service and ending on the first business day that is six months and one day after the such date, or, if earlier, the date of the Executive’s death.

(2)	On or as soon as administratively practicable after the first business day that is six months and one day after the date of the Executive’s Separation from Service, or if earlier, the date of the Executive’s death, the Corporation shall make a one-time, lump-sum cash payment to the Executive in an amount equal to the amounts otherwise payable to the Executive under this Agreement during the period described in Section 24(c)(1) of this Agreement.
3.	The remainder of the Executive Agreements shall remain unchanged.